UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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INNOVATIVE INTERNATIONAL ACQUISITION CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF EXTRAORDINARY GENERAL MEETING
OF INNOVATIVE INTERNATIONAL ACQUISITION CORP.

TO BE HELD ON NOVEMBER 29, 2023

To the Shareholders of Innovative International Acquisition Corp.:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “Special Meeting”) of Innovative International Acquisition Corp., a Cayman Islands exempted company (the “Company,” “IOAC,” “we,” “us” or “our”), will be held on November 29, 2023, at 11:00 a.m., Eastern Time, at the offices of McDermott Will & Emery LLP, located at One Vanderbilt Avenue, New York, New York 10017. You can participate in the Special Meeting, vote, and submit questions via live webcast by visiting https://web.lumiagm.com/228230513 password: innovative2023 and entering the voter control number included on your proxy card. You are cordially invited to attend the Special Meeting for the purpose of considering and voting on the following proposals (unless IOAC determines that it is not necessary to hold the Special Meeting):

•	Proposal No. 1 — The Extension Amendment Proposal — A proposal, by special resolution, to amend IOAC’s Amended and Restated Memorandum and Articles of Association, as amended on October 27, 2023 (the “Articles of Association”) to give the Company the right to extend the date by which it has to consummate a business combination (the “Combination Period”) for one (1) month from November 29, 2023 to December 29, 2023 (as extended, the “Extended Date”) (i.e., for a period of time ending 26 months after the consummation of its initial public offering (the “IPO”)). We refer to this amendment as the “Extension Amendment”, and we refer to this proposal as the “Extension Amendment Proposal”;

•	Proposal No. 2 — The Trust Agreement Amendment Proposal — A proposal, by the affirmative vote of at least sixty-five percent (65%) of the outstanding Class A ordinary Shares and Class B ordinary Shares, voting together as a single class, to amend IOAC’s investment management trust agreement, dated as of October 26, 2021, as amended by Amendment No. 3 dated October 27, 2023 (the “Trust Agreement”), by and between the Company and Equiniti Trust Company, LLC (the “Trustee”), to allow the Company to extend the Combination Period for one (1) month from November 29, 2023 to the Extended Date (the “Trust Agreement Amendment”, and such proposal, the “Trust Agreement Amendment Proposal”); and

•	Proposal No. 3 — The Adjournment Proposal — A proposal, by ordinary resolution, to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Special Meeting, there are not sufficient votes to approve the Extension Amendment Proposal and the Trust Agreement Amendment Proposal (the “Adjournment Proposal”).

IOAC currently has 25 months from the consummation of the IPO, such date being November 29, 2023 to complete its initial business combination (the “Termination Date”).

Record holders of Class A ordinary shares and Founder Shares at the close of business on November 16, 2023 (the “Record Date”) are entitled to vote or have their votes cast at the Special Meeting. On the Record Date, there were 3,520,421 Class A ordinary shares issued and outstanding and 8,050,000 Founder Shares issued and outstanding. IOAC’s warrants do not have voting rights.

The purpose of the Extension Amendment Proposal, the Trust Agreement Amendment Proposal, and, if necessary, the Adjournment Proposal, is to allow IOAC additional time to complete the proposed transactions (the “Business Combination”) pursuant to that certain Agreement and Plan of Merger and Reorganization, dated as of October 13, 2022 (as it may be amended, the “Merger Agreement”), by and among IOAC, Innovative International Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of IOAC (“Merger Sub”), Zoomcar, Inc., a Delaware corporation (“Zoomcar”) and Greg Moran, in the capacity as the representative of the Zoomcar stockholders (in such capacity, the “Seller Representative”) from and after the closing, (“Closing) of the Business Combination.

If both the Extension Amendment Proposal and the Trust Agreement Amendment Proposal are approved, the Company will have the right to extend the Combination Period for one (1) month to the Extended Date.

IOAC’s board of directors (the “Board”) has determined that it is in the best interests of IOAC to seek an extension of the Termination Date and have IOAC’s shareholders approve the proposals to allow for additional time to consummate the Business Combination if needed. IOAC intends to call an additional extraordinary general meeting to approve the Business Combination (referred to herein as the “Business Combination Meeting”). The Board believes that it is in the best interests of IOAC shareholders that an extension of the Combination Period (the “Extension”) be obtained so that IOAC will have an additional amount of time to consummate the Business Combination. Without the Extension, IOAC believes that there is significant risk that IOAC will not be able to complete the Business Combination on or before the Termination Date. If that were to occur, IOAC would be precluded from completing the Business Combination and would be forced to liquidate even if IOAC shareholders are otherwise in favor of consummating the Business Combination.

As contemplated by the Articles of Association, the holders IOAC’s Class A ordinary shares, par value $0.0001 per share, issued as part of the units sold in the IPO (the “Public Shares”) may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the trust account (the “Trust Account”), less franchise and income taxes payable, calculated as of two (2) business days prior to the consummation of the Special Meeting (the “Redemption”). You may elect to redeem your Public Shares in connection with the Special Meeting. However, unless IOAC shareholders approve the NTA Amendments at the Business Combination Meeting, IOAC will not proceed with the Extension or the Redemption if IOAC will not have at least $5,000,001 of net tangible assets upon its consummation of the Extension, after taking into account the Redemption.

On the Record Date, the redemption price per Public Share was approximately $11.45 (which is expected to be the same approximate amount two (2) business days prior to the Special Meeting), based on the aggregate amount on deposit in the Trust Account of approximately $28.18 million as of the Record Date (including interest not previously released to IOAC to pay its taxes), divided by the total number of then outstanding Public Shares , taking into consideration all previous redemptions by shareholders. The closing price of the Class A ordinary shares on Nasdaq on the Record Date was $8.54. Accordingly, if the market price of the Class A ordinary shares were to remain the same until the date of the Special Meeting, exercising redemption rights would result in a holder of Public Shares receiving approximately $2.91 more per share than if the Public Shares were sold in the open market. IOAC cannot assure shareholders that they will be able to sell their Class A ordinary shares in the open market, even if the market price per Public Share is lower than the redemption price stated above, as there may not be sufficient liquidity in its securities when such shareholders wish to sell their shares. IOAC believes that such redemption right enables its holders of Public Shares to determine whether to sustain their investments for an additional period if IOAC does not complete the Business Combination on or before the Termination Date.

Approval of each of the Extension Amendment Proposal and the Trust Agreement Amendment Proposal is a condition to the implementation of the Extension. In addition, unless IOAC shareholders approve the NTA Amendments at the Business Combination Meeting, IOAC will not proceed with the Extension or the Redemption if IOAC will not have at least $5,000,001 of net tangible assets upon its consummation of the Extension, after taking into account the Redemption (the “Redemption Limitation”).

If the Extension Amendment Proposal and the Trust Agreement Amendment Proposal are not approved, or if IOAC is otherwise unable to consummate its initial business combination by the Termination Date, IOAC will (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten (10) business days thereafter subject to lawfully available funds therefor, redeem 100% of the Public Shares in consideration of a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account and not previously released to the Company (less taxes payable and up to US$100,000 of interest to pay dissolution expenses), divided by the total number of then issued and outstanding Public Shares, which redemption will completely extinguish rights of the holders of Public Shares (including the right to receive further liquidating distributions, if any), subject to applicable law; and (iii) as promptly as reasonably possible following such redemption, subject to the approval of IOAC’s remaining shareholders and the Board in accordance with applicable law, liquidate and dissolve, subject in each case to IOAC’s obligations under Cayman Islands Law, to provide for claims of creditors and other requirements of applicable law.

To exercise your redemption rights, you must tender your Public Shares to IOAC’s transfer agent at least two (2) business days prior to the Special Meeting. You may tender your Public Shares by either delivering your share certificate to the transfer agent or by delivering your shares electronically using the Depository Trust Company’s (“DTC”) Deposit/Withdrawal At Custodian (“DWAC”) system. If you hold your Public Shares in street name, you will need to instruct your bank, broker or other nominee to withdraw the Public Shares from your account in order to exercise your redemption rights.

Subject to the foregoing, the approval of the Extension Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of a majority of at least two-thirds of the holders of the issued and outstanding Class A ordinary shares, and the Class B ordinary shares of par value $0.0001 per share, held by Innovative International Sponsor I LLC (the “Sponsor”) (such Class B shares, the “Founder Shares”) who, being present in person (including virtually) or represented by proxy at the Special Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Special Meeting.

Approval of the Trust Agreement Amendment Proposal requires the affirmative vote of at least sixty-five percent (65%) of the outstanding Class A ordinary Shares and Class B ordinary Shares, voting together as a single class. Pursuant to the Trust Agreement, we are in discussions to obtain written consent from the Underwriters.

Approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the holders of the issued and outstanding Class A ordinary shares and the Founder Shares who, being present in person (including virtually) or represented by proxy at the Special Meeting or any adjournment thereof and entitled to vote on such matter, vote at the Special Meeting.

The Adjournment Proposal will only be put forth for a vote if there are not sufficient votes to approve the Extension Amendment Proposal and the Trust Agreement Amendment Proposal at the Special Meeting.

This notice contains important information about the Special Meeting, the Extension Amendment Proposal, the Trust Agreement Amendment Proposal and the Adjournment Proposal. Whether or not you plan to attend the Special Meeting, IOAC urges you to read this material carefully and vote your shares.

November 17, 2023	By Order of the Board of Directors,

/s/ Mohan Ananda
Mohan Ananda
Chairman and Chief Executive Officer

IMPORTANT NOTICES

Important Information About the Business Combination and Where to Find It

This communication may be deemed to be solicitation material in respect of the Extension. In connection with the Extension, IOAC filed a preliminary proxy statement (the “Preliminary Proxy Statement”) on Schedule 14A on November 14, 2023 with the U.S. Securities and Exchange Commission (the “SEC”). Promptly after filing its definitive proxy statement (the “Proxy Statement”) with the SEC, IOAC intends to mail the Proxy Statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the proposed Extension. This document is not a substitute for the Proxy Statement. INVESTORS AND SECURITY HOLDERS AND OTHER INTERESTED PARTIES ARE URGED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE EXTENSION. The documents filed or that will be filed with the SEC relating to the Extension (when they are available) can be obtained free of charge from the SEC’s website at www.sec.gov.

Forward-Looking Statements

This notice contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results, our plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements identified by words such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “believe,” “intend,” “plan,” “projection,” “outlook” or words of similar meaning.

These forward-looking statements and factors that may cause actual results and the timing of events to differ materially from the anticipated results include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement or could otherwise cause the transactions contemplated therein to fail to close; (2) the outcome of any legal proceedings that may be instituted against IOAC, Zoomcar, the combined company or others following the announcement of the Business Combination and any definitive agreements with respect thereto; (3) the inability to complete the Business Combination due to the failure to obtain approval of the shareholders of IOAC or stockholders of Zoomcar; (4) the inability of Zoomcar to satisfy other conditions to closing; (5) changes to the proposed structure of the Business Combination that may be required or appropriate as a result of applicable laws or regulations or as a condition to obtaining regulatory approval of the Business Combination; (6) the ability to meet stock exchange listing standards in connection with and following the consummation of the Business Combination; (7) the risk that the Business Combination disrupts current plans and operations of Zoomcar as a result of the announcement and consummation of the Business Combination; (8) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain its reputation, grow its customer base, maintain relationships with customers and suppliers and retain its management and key employees; (9) the impact of the COVID-19 pandemic on the business of Zoomcar and the combined company (including the effects of the ongoing global supply chain shortage); (10) Zoomcar’s limited operating history and history of net losses; (11) Zoomcar’s customer concentration and reliance on a limited number of key technology providers and payment processors facilitating payments to and by Zoomcar’s customers; (12) costs related to the Business Combination; (13) unfavorable interpretations of laws or regulations or changes in applicable laws or regulations; (14) the possibility that Zoomcar or the combined company may be adversely affected by other economic, business, regulatory, and/or competitive factors; (15) Zoomcar’s estimates of expenses and profitability; (16) the evolution of the markets in which Zoomcar competes; (17) political instability associated with operating in current and future emerging markets Zoomcar has entered or may later enter; (18) risks associated with Zoomcar maintaining inadequate insurance to cover risks associated with business operations now or in the future; (19) the ability of Zoomcar to implement its strategic initiatives and continue to innovate its existing products; (20) the ability of Zoomcar to adhere to legal requirements with respect to the protection of personal data and privacy laws; (21) cybersecurity risks, data loss and other breaches of Zoomcar’s network security and the disclosure of personal information or the infringement upon Zoomcar’s intellectual property by unauthorized third parties; (22) risks associated with the performance or reliability of infrastructure upon which Zoomcar relies, including, but not limited to, internet and cellular phone services; (23) the risk of regulatory lawsuits or proceedings relating to Zoomcar’s products or services; (24) increased compliance risks associated with operating in multiple foreign jurisdictions at once, including regulatory and accounting compliance issues; (25) Zoomcar’s exposure to operations in emerging markets where improper business practices may be prevalent; and (26) Zoomcar’s ability to obtain additional capital when necessary.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of the Registration Statement referenced above and other documents filed by IOAC from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. There can be no assurance that the data contained herein is reflective of future performance to any degree. You are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance as projected financial information and other information are based on estimates and assumptions that are inherently subject to various significant risks, uncertainties and other factors, many of which are beyond our control. Forward-looking statements speak only as of the date they are made, and IOAC and Zoomcar disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of developments occurring after the date of this communication. Forecasts and estimates regarding Zoomcar’s industry and end markets are based on sources we believe to be reliable, however there can be no assurance these forecasts and estimates will prove accurate in whole or in part. Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.